Cohen Fund Audit Services, Ltd.

1350 Euclid Ave., Suite 800

Cleveland, OH 44115-1877

www.cohenfund.com

216.649.1700

216.579.0111 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 1, 2013, relating to the financial statements and financial highlights of PTA Comprehensive Alternatives Fund, a series of Northern Lights Fund Trust, for the year ended April 30,

2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and

“Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio

August 27, 2013

Registered with the Public Company Accounting Oversight Board